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                                                                   Exhibit 10.57


                                 LOAN AGREEMENT

     This Loan Agreement is entered into as of February 18, 2000 by and between Anthony A. Nichols, Sr. ("Executive") and Brandywine Operating Partnership, L.P. ("Company").

     Intending to be legally bound, Executive and Company agree as follows:

          1. LOAN. On the date hereof, Company shall loan to Executive $1.0 million (the "Loan").

          2. USE OF PROCEEDS; NO SECURITY. Executive agrees to use the proceeds of the Loan solely to purchase common shares of beneficial interest ("Common Shares") of Brandywine Realty Trust ("BRT") from Company. The obligations of Executive under this Agreement are unsecured, and, without limiting the generality of the foregoing, Executive and Company agree that Executive's obligations under this Agreement are not secured by a pledge of the Common Shares.

          3. INTEREST. Interest shall accrue on the outstanding principal balance of the Loan from the date hereof at a variable rate equal to the lower of: (i) the interest rate borne by Company's then outstanding revolving credit facility (as refinanced from time to time), (ii) the Dividend-Computed Rate (as defined below) and (iii) 10%. If borrowings under the revolving credit facility bear interest at different rates (e.g., prime rate versus LIBOR), the applicable rate will be the highest of the rates in effect from time to time. The "Dividend Computed Rate" shall mean the rate, expressed as a percentage, computed as follows: FIRST, multiply by four the most recent regular quarterly dividend paid on a Common Share; SECOND, multiply the result from the first step by the number of Common Shares purchased with the Loan proceeds; THIRD, divide the result from the second step by the original principal amount of the Loan. For purposes of the foregoing, if the amount of the quarterly dividend changes, the Dividend Computed Rate will change, effective as of the payment date for such new dividend level. Accrued interest on the principal balance of the Loan shall be payable annually on the first business day of each April, commencing April 2001.

          4. MATURITY DATE. Subject to Section 6, the outstanding principal balance of the Loan, plus accrued but unpaid interest thereon, shall be due and payable on the first business day of April 2004.

          5. MANNER OF PAYMENT. The principal of, and interest on, the Loan shall be payable at Company's office at 14 Campus Boulevard, Suite 100, Newtown Square, Pennsylvania 19073 (or such other address as Company shall, from time to time, notify Executive). All such principal and interest shall be payable in lawful money of the United States of America in immediately available funds; provided, however, that Executive may, in his sole discretion, tender Common Shares to Company in repayment of all or any portion of the Loan and accrued interest thereon, with each share tendered valued at $15.625 (subject to equitable and proportionate adjustment in the event of a split or reverse split of, or share dividend on, the Common Shares).


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          6. LOAN FORGIVENESS.

               a. Upon a Change of Control of BRT, the outstanding principal balance of the Loan, plus accrued but unpaid interest thereon, shall automatically be forgiven. As used herein, the term "Change of Control" shall have the meaning assigned to it in the Amended and Restated Employment Agreement (the "Employment Agreement") between BRT and Executive.

               b. Within thirty (30) days following the first business day of each April 2001, 2002 and 2003, Company shall compute the total shareholder return on the Common Shares from February 18, 2000 through such first business day of April, and shall compare such total shareholder return to the total shareholder return over the same time period on the common shares of the other companies in the Peer Group (as defined below). If BRT's total shareholder return for each applicable period falls in the bottom quadrant of the Peer Group, then 25% of one-third of the original principal amount of the Loan shall be automatically forgiven as of such computation date. If BRT's total shareholder return falls in the third, second or first quadrant of the Peer Group, then 50%, 75% or 100%, respectively, of one third of the original principal amount of the Loan shall be automatically forgiven as of the computation date.

               c. In addition to the forgiveness provided in the preceding paragraph, if BRT's total shareholder return for any of the three measurement periods specified in the preceding paragraph exceeds the average total shareholder return of the companies in the first quadrant of the Peer Group for any such measurement period, then any portion of the principal of the Loan that was previously eligible for forgiveness, but which was not forgiven, shall be automatically forgiven.

               d. Whenever a portion of the principal of the Loan is forgiven, accrued interest on such portion of the principal shall also be forgiven.

               e. The Peer Group shall initially consist of the following companies, in addition to BRT: Koger Equity Inc., SL Green Realty Corp., Kilroy Realty Corp., Prentiss Properties Trust, Reckson Associates Realty Corp., First Industry Realty Trust Inc., Arden Realty Inc., CarrAmerica Realty Corp., Highwoods Properties Inc., Mack-Cali Realty Corp., Bedford Properties, Liberty Property Trust and Great Lakes. In the event that any of such companies is involved in a business combination or similar extraordinary transaction, it shall be removed from the Peer Group.

          7. TREATMENT OF LOAN. For purposes of the "three times multiplier" referenced in Sections 18(b) and (d) of the Employment Agreement, the amount of the Loan and any portion of the Loan that is forgiven shall not be treated as an amount paid to Executive pursuant to Section 5 of the Employment Agreement and shall not be treated as the short-term portion of any bonus amounts paid or payable to Executive pursuant to Section 6 of the Employment Agreement.


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          8. MISCELLANEOUS. This Agreement may be amended only by a written instrument executed by Company and Executive. This Agreement shall be governed by the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                     Brandywine Realty Trust

                                     By: ______________________________

                                     Title:____________________________




                                       _________________________________
                                             Anthony A. Nichols, Sr.



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